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                                                          OMB APPROVAL
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------                                             OMB Number:   3235-0287
FORM 4                                             Expires: September 30, 1998
------                                             Estimated average burden
                                                   hours per response .... 0.5
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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 1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
   Prouty, Dale A.                                ITGI                                         Issuer (Check all applicable)
---------------------------------------------------------------------------------------------    X   Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for                         ---
   6012 San Elijo                                 Number of Reporting        Month/Year             Officer (give    Other (Specify
   P.O. Box 2506                                  Person (Voluntary)            12/97            ----        title  ---       below)
---------------------------------------------                                                               below)
                 (Street)                                                 5. If Amendment,    7. Individual or Joint/Group Filing
                                                                             Date of Original    (Check Applicable Line)
                                                                             (Month/Year)      X  Form filed by 1 Reporting Person
  Rancho Santa Fe    CA             92067                                                         Form filed by more than 1 Rep. Per
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  (City)           (State)           (Zip)     TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock                     12/1/97    M           29,600     A        $13.00                             D
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Common Stock                     12/1/97    S              200     D        $29.25                             D
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Common Stock                     12/1/97    S            1,000     D        $29.00                             D
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Common Stock                     12/2/97    S            1,000     D        $29.25                             D
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Common Stock                     12/2/97    S           27,400     D        $29.00                             D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                                               (Print or Type Responses)             SEC 1474 (8/92)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-                Amount or
                                                    -------------------------- Exer-   tion       Title       Number of
                                                    Code  V     (A)     (D)    cisable Date                   Shares
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Option  (right to buy)        $13.00       12/1/97    M                  D     5/1/97  4/30/97  Common Stock  29,600
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1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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Option  (right to buy)          665,400                    D
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Explanation of Responses:

(1) Grant of option.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ DALE A. PROUTY               1/9/98
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note. File three copies of this Form, one of which must be manually signed.                                               Page 2
  If space provided is insufficient, see Instruction 6 for procedure.                                                SEC 1474 (8/92)
